EXHIBIT 99.1

Innovative Laboratory Diamond Manufacturer, Centaurus

Diamond Technologies, Inc. (CTDT) announces the Passing of

Founder and Chief Science Officer Alvin A. Snaper.

LAS VEGAS, NV– (November 19th, 2019) – Centaurus Diamond Technologies, Inc. (the “Company” or “Centaurus”) – Centaurus Diamond Technologies, Inc. (the “Company” or “Centaurus” CTDT:OTCQB) It is with great sadness that we announce the passing of our Founder and Chief Science Officer, Alvin A. Snaper on November 6th, 2019, in Las Vegas, NV, at the age of 90 years old. The World will likely never realize the significance and magnitude of the loss of this Great and Brilliant Mind. Much of the silence from the Management and BOD over the last year stemmed from the focus of the agenda on securing proprietary processes and patents relating to Magnatech and other technologies and patents that Mr. Snaper wished to make certain would continue after his passing. The Company is well prepared to commercialize some of his amazing body of work and will endeavor to carry on his Legacy.

About Centaurus Diamond Technologies, Inc.

Centaurus has been established to fully commercialize its proprietary, cost-efficient and high-volume diamond production method to provide industrial quality diamonds, and other technologies. The Company’s patented technology enables the production of “created” man-made-laboratory grown diamonds that are chemically, atomically and structurally identical to natural mined diamonds. The Gemological Institute of America has tested the Company’s created diamonds and has confirmed they are diamonds according to their testing protocols.

For more information please contact Chas Radovich at 714-323-1110 or via email at admin@centaurustechnologiesinc.com.

Forward Looking Information

Other than statements of historical fact, this release may contain descriptions of the Company's expectations regarding future business activities. These forward-looking statements are made in reliance upon safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Accordingly, actual results may differ materially from those contemplated by the forward-looking statements.